Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

Memphis-Area Rally’s® Converted to Checkers®: Increases Traffic Count and Sales
Double Drive-Thru Chain Successfully Tests Rebranding in Profitable Market

TAMPA, FL – October 20, 2005 – Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR), the nation’s largest chain of double drive-thru restaurants and parent company of both Checkers and Rally’s concepts, today announced that Memphis-area Rally’s® locations have been rebranded as Checkers® double drive-thru restaurants, driving an increase in traffic count and a lift in sales.

The rebranding effort proved to be a successful test of the chain’s ability to convert a profitable Rally’s market to Checkers in order to generate additional sales growth.

“We are very pleased with the positive sales gains and increased traffic at our converted Checkers restaurants, especially in our Memphis market, where our Rally’s stores were already exceeding the previous year’s positive same store sales growth,” said Keith E. Sirois, President and CEO of Checkers Drive-In Restaurants, Inc. “We are pleased with these early results, and we will continue to closely monitor the progress of these restaurants.”

The new Checkers locations in Memphis have recorded an increase in average daily traffic counts 22 percent higher than the remaining Rally’s locations. Similarly, the new Checkers locations have experienced an increase in average daily sales of more than 20 percent compared to the average daily sales of the Rally’s locations still operating in the market.

These numbers were achieved without the aid of television advertising, which was pulled during the initial phase of converting the Rally’s brand to Checkers to avoid consumer confusion. This week the Company re-launches its Checkers version of the award-winning You Gotta Eat!® campaign in Memphis.

“We believed that our loyal Rally’s guests in Memphis would be even happier with the updated appearance of our Checkers brand, and I’m very pleased to see our guests enjoying our new restaurants. I’d like to thank our Memphis guests for their support during the brand transition,” said Sirois. “As we convert the remaining Rally’s locations in Memphis in the upcoming weeks and go back on air with our advertising messages, I believe that we’ll continue to see the positive trends.”

The Company began converting the Memphis market in July 2005. To date, seven restaurants have been rebranded to Checkers, and the remaining four Rally’s are to be converted before the end of the year. In addition, Checkers has begun planning new restaurant sites in Memphis next year.

The Memphis Checkers locations offer a newer look and include updated technology such as order confirmation systems. This new technology, coupled with Checkers training programs, will mean a better guest experience.

Rally’s fans will still be able to find many of their favorite menu items at Checkers. The Big Buford®, famous fries and thick shakes are on the Checkers menu, and Checkers also offers a ¼ pound Champ® burger and spicy Screamin’ Chicken® strips and sandwiches.

Just like Rally’s, Checkers is proud to be the Official Burger and Drive-Thru Restaurant of NASCAR®.

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. (www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, produces, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR®. In 2005, the Company received the Nation’s Restaurant News Hot! Again Award for its sizzling business performance.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.

PHOTO CAPTION:

Memphis-area Rally’s locations have converted to Checkers restaurants, driving increased sales and traffic at the double drive-thrus. These images are the before and after photos of a Memphis Rally’s recently remodeled to a Checkers location.

# # #